Exhibit 99.1

News Release	Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
www.mibank.com

For Release:	Immediately

Contact:	Mark Furlong, president, 414 765-8052 Dave Urban, vice president, corporate treasury, 414 765-7853

 MARSHALL & ILSLEY CORPORATION ANNOUNCES 12.5 PERCENT

INCREASE TO QUARTERLY CASH DIVIDEND

Mark F. Furlong Elected to Board of Directors

Milwaukee, Wis. – April 25, 2006 – Marshall & Ilsley Corporation (NYSE: M&I) today announced at its Annual Shareholders’ Meeting that its board of directors has increased the quarterly cash dividend on its common stock 12.5 percent to $0.27 per share from $0.24 per share. The cash dividend is payable on June 9, 2006, to shareholders of record at the close of business as of May 26, 2006.

At the meeting, Mark F. Furlong, president and interim chief financial officer of Marshall & Ilsley Corporation, was elected to the board of directors.

The following directors were re-elected to three-year terms:

Ted D. Kellner, chairman and chief executive officer of Fiduciary Management, Inc.;

Katharine C. Lyall, former president of the University of Wisconsin System;

Peter M. Platten, III, former vice chairman of the board of the Company;

James B. Wigdale, chairman emeritus of the Company.

At the meeting, shareholders also approved the Marshall & Ilsley Corporation 2006 Equity Incentive Plan and the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for 2006.

The board of directors also reconfirmed M&I’s share repurchase program. This program gives M&I the ability to purchase annually up to 12 million shares of its issued and outstanding common stock in order to have treasury shares available for employee benefit plans and for other corporate purposes. Purchases under this program may be made in open market or private transactions, in block trades, or in accelerated share repurchase programs or similar facilities.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $52 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank. M&I Bank has 196 offices throughout the state, in addition to 42 locations throughout Arizona; 15 offices on Florida’s west coast; 11 offices in Kansas; six offices in Missouri; three offices in Oklahoma; 14 offices in metropolitan Minneapolis/St. Paul, Minn.; and locations in Duluth, Minn.; and Las Vegas, Nev. M&I’s Southwest Bank affiliate has eight offices in the St. Louis area and one office in Belleville, Ill. M&I’s Missouri State Bank affiliate has seven offices in the St. Louis area. Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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